Exhibit 10.1

1550 Wynkoop Street, 3rd Fl Denver, Colorado 80202 (303) 893-0012 Office (303) 893-6993 Fax summit-materials.com

December 19, 2017

Dear Karl,

It is my pleasure to confirm the offer by Summit Materials Holdings, L.P., a Delaware limited partnership (together with its affiliates Summit Materials, LLC, a Delaware limited liability company, and Summit Materials, Inc., a Delaware corporation, “Summit”), to you for the position of Executive Vice President and Chief Operating Officer of Summit, reporting to Tom Hill, Summit’s President and Chief Executive Officer.  Your appointment is subject to approval by the Board of Directors of Summit Materials, Inc. (the “Board”), and your compensation package as outlined herein is subject to approval of the Board’s Compensation Committee (the “Compensation Committee”).  This offer is contingent upon your completing all applicable pre-employment screening and paperwork as further detailed below.  The terms of our offer are as follows:

1.  Commencement Date:  The date your employment with Summit commences (the “Commencement Date”) will be January 8, 2018.

2.  Annual Base Salary:  Starting annual base salary of $550,000, payable in accordance with Summit’s customary payroll practices.  The annual base salary will be reviewed annually by the Compensation Committee, and may be increased (but not decreased) in the sole discretion of the Board and/or Compensation Committee.

3.  Annual Cash Bonus Target:  Seventy-five percent (75%) of annual base salary, with a potential bonus of up to two (2) times the target annual bonus for extraordinary performance, and performance metrics to be established in accordance with the Compensation Committee’s policies applicable to Summit’s executive officers.

4.  Long Term Equity Incentive Plan:  Annual target award established by the Compensation Committee.  Initial award of $2 million in restricted stock units, to be made on or promptly following the Commencement Date, which award will vest in equal annual installments over three (3) years, subject to continued employment through each such vesting date; provided that such award will become fully vested in the event your employment is terminated by Summit without Cause (as defined in the applicable award agreement).

5.  Sign-on Bonus:  On or within thirty (30) days following the Commencement Date, Summit will pay you a one time, lump sum sign-on bonus of $300,000 (the “Sign-on Bonus”), less applicable withholding; provided, that you will be required to repay the full Sign-On Bonus should you resign from Summit within twenty-four (24) months following the Commencement Date.

6.  Executive Severance Plan:  You will participate in Summit’s Executive Severance Plan, with eligibility at the level applicable to Executive Vice Presidents; provided, that the definition of “Constructive Termination” contained therein as it applies to you shall include Summit not appointing you as its Chief Executive Officer on or prior to the third (3rd) anniversary of the Commencement Date, subject to all of the other terms and conditions of the Executive Severance Plan, including, without limitation, the cure and notice provisions contained therein.

7.  Employee Benefits.  You will be eligible to participate in Summit’s employee benefits plans and programs as in effect from time to time, on the same basis as those benefits are generally made available to other executive officers of Summit.  Medical benefits will commence on the first day of the month following the sixtieth (60th) day after the Commencement Date, and for the interim period from the Commencement Date to the date coverage begins, Summit will reimburse you for “COBRA” premiums you pay for continued medical coverage from your prior employer.

8.  Relocation.  In connection with your employment by Summit, you hereby agree to relocate your primary residence to the Denver, Colorado area.  In connection with such relocation, Summit will reimburse you for the following expenses:

a.              One seven (7)-day house hunting trip to the Denver, Colorado area for you and your significant other including airfare, lodging, meals and car rental.

b.              Reimbursement for all closing costs associated with the sale of your current primary home including realtor sales commissions, attorney fees, document preparation and transfer fees.

c.               Direct payment for reasonable expenses associated with the packing, shipping and unpacking of your household goods from your current primary home, including full replacement insurance.

d.              Reimbursement for reasonable expenses associated with the physical move of your family including airfare, lodging, meals and car rental.

e.               Shipment of one vehicle to the Denver, Colorado area with associated vehicle shipment insurance.

f.                Up to three (3) months of storage for household goods subsequent to your permanent relocation to the Denver, Colorado area.

All of the expenses listed above in this paragraph 8 must be documented and submitted to Summit in accordance with its ordinary reimbursement practices.  At its discretion, Summit may utilize a third-party relocation services provider to coordinate with you directly and manage your relocation to the Denver, Colorado area.

Any taxable reimbursements/payments by Summit described above in this paragraph 8 will be “grossed up” by Summit using an assumed tax rate that Summit deems applicable to your situation.

Should you resign from Summit within twenty-four (24) months following the Commencement Date, you hereby agree to reimburse Summit for one hundred percent (100%) of the above-listed relocation costs (as well as any other costs that Summit may elect to pay or reimburse you for in connection with your relocation), including any “gross up” payment, within thirty (30) days following your resignation.

9.  Vacation.  You will be entitled to three (3) weeks of vacation per year as well as the holidays that Summit observes.

10.  Executive Representation.  By signing this letter you represent that: (1) you are not a party to any agreement that would prohibit you from entering into employment with Summit; (2) no trade secret or proprietary information belonging to your previous employers will be disclosed by you at Summit and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to Summit; and (3) you have brought to Summit’s attention and provided Summit with a copy of any agreement, order of any court or administrative body or any other similar item that may affect your future employment at Summit, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions.

11.  Conditional Offer.  This letter is a confirmation of a conditional employment offer and should not be construed as an employment contract.  Upon acceptance, we will provide you with new-hire paperwork, including an acknowledgement of your agreement to abide by Summit’s Code of Conduct, an Officer’s Questionnaire, and an I-9 form, which is required by the government to verify employment eligibility.  Our offer is further subject to satisfactory completion of a background check, drug screening and reference checks.

Please acknowledge your agreement with the terms of this letter by signing and returning this letter for our files by email to anne.benedict@summit-materials.com.

Karl, we are excited about our future and delighted to welcome you to Summit.

Sincerely,

/s/ Tom Hill
Name: Tom Hill
Title: President & CEO

AGREED AND ACCEPTED:

/s/ Karl Watson
Karl Watson